As filed with the Securities and Exchange Commission on August 13, 2021.

Registration No. 333-256997

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dermata Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	86-3218736
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3525 Del Mar Heights Rd., #322

San Diego, CA 92130

(858) 800-2543

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald T. Proehl

President and Chief Executive Officer

3525 Del Mar Heights Rd., #322

San Diego, CA 92130

(858) 800-2543

Gerald T. Proehl

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner Steven M. Skolnick Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Barry Grossman Sarah E. Williams Matthew Bernstein Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement is declared effective.

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-256997

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Dermata Therapeutics, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on August 12, 2021, is being filed for the sole purpose of filing Exhibit 5.1 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. This Registration Statement shall become effective upon filing with the SEC in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibits:	Description

5.1	Legal opinion of Lowenstein Sandler LLP

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on the 13th day of August, 2021.

Dermata Therapeutics, Inc.

By:	/s/ Gerald T. Proehl
	Name:	Gerald T. Proehl
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated:

Signature	Title	Date

/s/ Gerald T. Proehl Gerald T. Proehl	Chief Executive Officer (Principal Executive Officer) and Chairman	August 13, 2021

/s/ Thomas Insley Thomas Insley	Chief Financial Officer	August 13, 2021

/s/ David Hale David Hale	Lead Director	August 13, 2021

/s/ Wendell Wierenga Wendell Wierenga	Director	August 13, 2021

/s/ Mary Fisher Mary Fisher	Director	August 13, 2021

/s/ Andrew Sandler, M.D. Andrew Sandler, M.D.	Director	August 13, 2021

/s/ Steven J. Mento, Ph.D. Steven J. Mento, Ph.D.	Director	August 13, 2021

/s/ Kathleen Scott Kathleen Scott	Director	August 13, 2021

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